Exhibit 99.1

Airvana to Receive $39.6 Million Payment for Nortel Pre-Bankruptcy Filing Receivables

Company Comments on Closing of Ericsson’s Acquisition of Nortel’s CDMA Business

CHELMSFORD, Mass., November 13, 2009 – Airvana, Inc. (NASDAQ: AIRV) today announced that it has been informed that it will receive payment of $39.6 million in outstanding invoices for products and services sold to Nortel Networks Inc. prior to Nortel’s January 2009 bankruptcy filing within the next several business days. This payment will be made to Airvana in connection with Telefon AB L.M. Ericsson’s completion of its acquisition of Nortel’s CDMA business. As part of the transaction, Airvana’s contract with Nortel is being assigned to Ericsson.

“Ericsson’s acquisition of the CDMA unit is an excellent outcome both for Airvana and for customers of Nortel’s North American wireless business,” said Airvana President and Chief Executive Officer Randy Battat. “Ericsson has long been one of the world’s top telecom infrastructure suppliers, and this transaction strengthens the company’s leadership position.”

The $39.6 million payment from Ericsson represents outstanding invoices, plus interest, for Airvana’s sales of products and services to Nortel made prior to Nortel’s bankruptcy filing on January 14, 2009. Since that date, Airvana has collected receivables from Nortel in the ordinary course of business related to products and services purchased. Of the total payment, $36.4 million will be accounted for as Product and Service Billings and $3.2 million will be accounted for as interest income.

“This payment will complement our already strong balance sheet, providing Airvana with additional financial flexibility at a time of growing opportunity for both our EV-DO and femtocell product lines,” Battat said.

About Airvana, Inc.

Airvana helps operators transform the mobile experience for users worldwide. The company’s high-performance technology and products, from comprehensive femtocell solutions to core mobile network infrastructure, enable operators to deliver compelling and consistent broadband services to mobile subscribers, wherever they are. Airvana’s products are deployed in over 70 commercial networks on six continents. Airvana is headquartered in Chelmsford, Mass., USA, with offices worldwide. For more information, please visit www.airvana.com.

Safe Harbor Statement

Any statements in this press release about future expectations, plans and prospects for Airvana, including without limitation, expectations related to its relationship with Telefon AB L.M. Ericcson, as successor owner of Nortel’s CDMA business, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements typically contain words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “continue,” “outlook” and similar terms. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, the highly competitive and rapidly evolving market in which Airvana competes, Airvana’s limited operating history, the fluctuation of its past operating results, its anticipated reliance on sales through a new reseller, Telefon AB L.M. Ericsson, for a significant portion of its revenues and product and service Billings, and other factors discussed in Airvana’s filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Airvana’s views as of the date of this press release. Airvana anticipates that subsequent events and developments may cause its views to change. While Airvana may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Airvana’s views as of any date subsequent to the date of this press release.

Investor contact:

David Reichman
Sharon Merrill Associates
617-542-5300
AIRV@InvestorRelations.com